UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 18, 2010

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 777,000 customers in Oklahoma and western Arkansas, and Enogex LLC and its subsidiaries (“Enogex”), a midstream natural gas pipeline business with principal operations in Oklahoma.

On February 18, 2010, the Company issued a press release describing the Company’s consolidated financial results for the quarter and year ended December 31, 2009, which is furnished as Exhibit 99.01 and incorporated herein by reference.  As described in the press release, the Company reported earnings of $2.66 per diluted share for the year ended December 31, 2009 compared to $2.49 per diluted share for the year ended December 31, 2008.  Earnings were higher primarily due to a higher gross margin at OG&E primarily due to rate relief during 2009 and regulatory recoveries for utility investments partially offset by milder weather in OG&E’s service territory in 2009.  Earnings at Enogex were lower in 2009 primarily due to lower commodity prices for most of 2009 partially offset by higher volumes of gathered gas, processed liquids and leased transportation capacity.  Also affecting the Company’s earnings per share in 2009 was an increase in the number of outstanding shares of the Company’s common stock.

OG&E posted earnings of $0.20 per diluted share in the fourth quarter of 2009 as compared to $0.17 per diluted share in the fourth quarter of 2008.  Enogex posted earnings of $0.17 per diluted share in the fourth quarter of 2009 as compared to $0.10 per diluted share in the fourth quarter of 2008.  The holding company, including results from its marketing business, posted a loss of $0.02 per diluted share in the fourth quarter of 2009 as compared to $0.04 per diluted share in the fourth quarter of 2008.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated February 18, 2010, announcing OGE Energy Corp. announces 2009 results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

February 18, 2010